Exhibit 99.2

NYSE: WPZ
Date: Dec. 1, 2005
Pipeline Under Consideration May Be Candidate for Acquisition
     TULSA, Okla. — As disclosed yesterday during Williams’ (NYSE:WMB) midstream business update, Williams is considering the construction of a 750-mile natural gas liquids pipeline from Opal, Wyo., to Conway, Kan.
     The Overland Pass pipeline, if constructed, is expected to be complete in late 2007 or early 2008 at a cost of less than $500 million. Upon completion, all or some portion of the investment in the pipeline would be a potential candidate for acquisition by Williams Partners L.P. (NYSE:WPZ).
     Factors currently under review include numerous economic, environmental and regulatory considerations. Any project and subsequent acquisition by Williams Partners L.P. would require approvals by the boards of directors of both Williams Partners L.P.’s general partner and Williams.
     Williams and certain of its affiliates own approximately 60 percent of Williams Partners L.P., including common units, subordinated units and its general partner interest.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Brad Church
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.